UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     December 9, 2005

PROQUEST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-3246	36-3580106
(State of Incorporation)	(Commission File Number)	(IRS Employer
	Identification No.)	Identification No.)

300 North Zeeb Road, Ann Arbor, Michigan	48103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (734) 761-4700

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

Transition Agreement

On December 9, 2005, ProQuest Company (the “Company”) entered into a Transition Agreement dated as of December 8, 2005 with Kevin Gregory, the former Chief Financial Officer of the Company (the “Employee”). A copy of the Transition Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The following summary of the Transition Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

Pursuant to the terms of the Transition Agreement, Mr. Gregory agreed to resign his position as Senior Vice President and CFO as of November 11, 2005 (the “Transition Date”). Until December 31, 2005 or some other date agreed to by the Company and the Employee (the “Separation Date), the Employee agreed to provide internal consulting and transition assistance to the Company. The Employee will generally continue to receive his base salary and be eligible for benefits through the Separation Date. If he remains employed by the Company through December 31, 2005, the Employee shall be eligible for a bonus for fiscal year 2005 based upon the financial goals established by the Company’s Executive Committee for the period commencing on the first day of fiscal year 2005 and ending on the Transition Date, and as determined by the Chief Executive Officer of the Company for the period from the Transition Date to the Separation Date. In addition, the Employee will be entitled to a supplemental bonus of $200,000 for his services on certain special strategic business projects if he is employed by the Company on December 30, 2005. The Employee also received certain outplacement benefits and reimbursements of legal fees to review the Transition Agreement and the Consulting Agreement described below.

Under the Transition Agreement, the Company has agreed to retain the Employee as a consultant pursuant to the Consulting Agreement described below in lieu of any separation benefits that the Employee may be entitled to under the ProQuest Company Separation Benefits Plan, which is filed as exhibit 10.3 to this Form 8-K, and incorporated herein by reference. In the event that the Employee’s employment is terminated by the Company (other than for “Cause” as defined in the ProQuest Company Separation Benefits Plan) or by the Employee with at least two weeks’ advanced notice prior to the Separation Date, then the Company shall only be obligated to pay the Employee the benefits the Employee would be entitled to under the ProQuest Company Separation Benefits Plan. If the Employee terminates his employment without providing the Company two weeks notice or the Employee’s Employment is terminated for Cause, then the Employee will not be entitled to any benefits under either the Transition Agreement or the ProQuest Company Separation Benefits Plan.

The Transition Agreement provides that the Company may terminate the Employee’s employment prior to the Separation Date if he fails to perform his duties under the Transition Agreement in a satisfactory and cooperative manner.

The Employee agreed to release on the Separation Date all claims that he may have against the Company in exchange for the benefits provided to him in the Transition Agreement.

Consulting Agreement

On December 9, 2005, the Company and the Employee entered into a Consulting Agreement dated as of December 8, 2005 (the “Consulting Agreement”). A copy of the Consulting Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The following summary of the Consulting Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement. During the term of the Consulting Agreement, the Employee agrees to provide to the Company up to forty hours of financial, tax and accounting services, provided that the Employee shall not be required to provide more than give hours of services a week or ten hours of services per month. The Company shall pay the Employee a monthly retainer of $22,916 plus an amount equal to 1.45 percent of such retainer amount for the services provided. The Employee will also be entitled to be reimbursed for reasonable travel and other expenses.

The Employee also agreed not to disclose confidential and other information regarding the Company. The nondisclosure provisions contained in the Consulting Agreement survive the termination of the Consulting Agreement.

The Consulting Agreement commences on January 1, 2006 and terminates on December 31, 2006. The Consulting Agreement will terminate if the Employee does not timely sign the release described above in the summary of the Transition Agreement by the Separation Date or subsequently revokes such release.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Transition Agreement dated as of December 8, 2005 between the Company and Kevin Gregory.
10.2	Consulting Agreement dated as of December 8, 2005 between the Company and Kevin Gregory.
10.3	ProQuest Company Separation Benefits Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PROQUEST COMPANY

By:    /s/          Todd W. Buchardt

Todd W. Buchardt
Senior Vice President

Dated: December 13, 2005